Exhibit 10.15

Employee Agreement

FORM OF PRIMERICA, INC.

RESTRICTED STOCK AWARD AGREEMENT

Primerica, Inc. (“Primerica”) hereby grants to [NAME] (the “Participant”) the restricted shares (“Restricted Shares”) of Primerica’s common stock, par value $.01 per share (“Common Stock”), pursuant to the Primerica, Inc. 2010 Omnibus Incentive Plan (the “Plan”). The terms, conditions and restrictions applicable to the Restricted Shares are contained in the Plan and in this Restricted Stock Award Agreement (the “Agreement”). Capitalized terms not defined herein shall have the meaning assigned to such terms in the Plan.

1. Grant of Restricted Shares

Grant Date:	[AWARD DATE]
Number of Shares:	[# SHARES]
Vesting Dates (one-third of the Restricted Shares vesting on each vesting date):	[VEST DATE 1]
[VEST DATE 2]
[VEST DATE 3]

2. Termination of Employment. Notwithstanding anything to the contrary herein, upon a termination of the Participant’s employment, the Restricted Shares shall be treated as follows:

(a) Voluntary Resignation; Termination for Cause. If the Participant voluntarily terminates employment with Primerica or if Primerica terminates the Participant’s employment for Cause, vesting of the Restricted Shares will cease on the date the Participant’s employment is so terminated, the unvested portion of the Restricted Shares (if any) will be canceled and the Participant shall have no further rights of any kind with respect to any unvested Restricted Shares.

(b) Death or Involuntary Termination Other than for Cause. If the Participant’s employment is terminated by Primerica for any reason other than Cause (other than following the Participant’s disability, as described below), or upon the Participant’s death, the unvested portion of the Restricted Shares (if any) will vest as of the termination date.

(c) Disability. The Restricted Shares will continue to vest during the first 12 months of the Participant’s approved disability leave pursuant to the Primerica disability policy applicable to the Participant (the “Disability Policy”). If the Participant remains on an approved disability leave for more than one year pursuant to the Disability Policy, the unvested portion of the Restricted Shares (if any) will vest as of the first anniversary of the commencement of such approved disability leave.

3. Stockholder Rights. The Participant will have all of the rights of a holder of shares with respect to the Restricted Shares (until and unless the Restricted Shares are forfeited), including, without limitation, the right to vote such shares and the right to receive all dividends or other distributions with respect to such shares, both prior to and after the lapse and removal of the vesting restrictions set forth herein, and, if shares are ultimately forfeited, prior to such forfeiture.

4. Consent to Electronic Delivery. In lieu of receiving documents in paper format, by receipt of the Restricted Shares, the Participant consents, to the fullest extent permitted by law, to electronic delivery of any documents that Primerica may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements and all other forms or communications) in connection with the Restricted Shares. Electronic delivery of a document to the Participant may be via a Primerica e-mail system or by reference to a location on a Primerica intranet site to which the Participant has access.

5. Tax Withholding. The Participant shall be solely responsible for any applicable taxes (including, without limitation, income, payroll and excise taxes) and penalties, and any interest that accrues thereon, incurred in connection with the Restricted Shares, including the payment of any dividends with respect thereto. Upon vesting of the Restricted Shares, Primerica shall have the right to require payment of, or may deduct or sell a number of shares sufficient to cover, withholding of any applicable federal, state, local, foreign or other governmental taxes or charges required by law and to take such other action as may be necessary to satisfy any such withholding obligations.

6. Compliance with EESA. To the extent that the Participant and the Restricted Shares are subject to Section 111 of the Emergency Economic Stabilization Act of 2008, as amended, and any regulations, guidance or interpretations that may from time to time be promulgated thereunder (“EESA”), then any payment of any kind provided for by, or accrued with respect to, the Restricted Shares must comply with EESA, and the Agreement and the Plan will be interpreted or reformed to so comply. If requested by Primerica, the Participant will grant to the U.S. Treasury Department (or other body of the U.S. government) and to Primerica a waiver in a form acceptable to the U.S. Treasury Department (or other body) and Primerica releasing the U.S. Treasury Department (or other body) and Primerica from any claims that the Participant may otherwise have as a result of the issuance of any regulations, guidance or interpretations that adversely modify the terms of the Restricted Shares that would not otherwise comply with the executive compensation and corporate governance requirements of EESA or any securities purchase agreement or other agreement entered into between Primerica or its affiliates and the U.S. Treasury Department (or other body) pursuant to EESA.

7. Entire Agreement. The Agreement and the Plan constitute the entire understanding between Primerica and the Participant regarding the Restricted Shares and supersede all previous written, oral, or implied understandings between the parties hereto about the subject matter hereof.

8. No Right to Employment. Nothing contained herein, in the Plan, or in any prospectus shall confer upon the Participant any rights to continued employment or employment in any particular position, at any specific rate of compensation, or for any particular period of time.

9. Arbitration. Any disputes related to the Restricted Shares shall be resolved by arbitration in accordance with Primerica’s arbitration policies. In the absence of an effective arbitration policy, the Participant acknowledges and agrees that any dispute related to the Restricted Shares shall be submitted to arbitration in accordance with the rules of the American Arbitration Association, if so elected by Primerica in its sole discretion.

10. Conflict. In the event of a conflict between the Agreement and the Plan, the Plan shall control.

11. Governing Law. The Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

12. Internal Revenue Code Section 409A. The intent of the parties is that the Restricted Shares granted hereunder be exempt from Section 409A of the Code, and, to the maximum extent permitted, the Agreement and the Plan shall be interpreted and be administered accordingly.

13. Successors and Assigns. The Agreement shall be binding on all successors and assigns of the Participant, including, without limitation, the estate of the Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

14. Reimbursement or Cancellation of Certain Awards. In the event that the Committee determines that the Restricted Shares (to the extent granted or vested based on the achievement of Performance Criteria or other performance metrics) would not have been granted or vested absent fraud or misconduct, or that would not have been granted or vested absent events giving rise to a restatement of Primerica’s financial statements, or a significant write-off not in the ordinary course affecting Primerica’s financial statements, the Committee, in its discretion, shall take such action as it deems necessary or appropriate to address the fraud, misconduct, write-off or restatement. Such actions may include, without limitation and to the extent permitted by applicable law, in appropriate cases, causing the partial or full cancellation of any Restricted Shares granted to the Participant or requiring partial or full repayment of the value of the Common Stock acquired on vesting or settlement of the Restricted Shares, in each case as the Board determines to be in the best interests of Primerica.

15. Restriction on Disposition. By receipt of the Restricted Shares, the Participant acknowledges and agrees that the Participant will not offer, sell, contract to sell, hedge, pledge or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise), directly or indirectly, any of these Restricted Shares, or publicly announce an intention to effect any such transaction, for a period of 180 days from the date of the final prospectus relating to Primerica’s initial public offering. The Participant further acknowledges and agrees that a breach of the restrictions set forth in this Section 15 shall result in the cancellation of the Restricted Shares.

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